Exhibit 99.1

ADMA Biologics Reports Record Fourth Quarter and Full Year 2025 Financial Results

and Provides Business Update

FY 2025 Total Revenue of $510 Million, Representing 20% Year-Over-Year Growth

FY 2025 ASCENIV Revenue Grew to $363 Million, Representing 51% Year-Over-Year Growth

FY 2025 Adjusted Net Income(1) of $161 Million, Representing 35% Year-Over-Year Growth

FY 2025 Adjusted EBITDA(2) of $231 Million, Representing 40% Year-Over-Year Growth

Incoming CFO Appointment Expected to Further Enhance Financial Strategy, Working Capital Execution and Capital Allocation Discipline

Advancing SG-001 Pipeline Program with Anticipated FDA Pre-IND Meeting in 2026; Potential Accelerated Path to Registrational Trial

Ongoing Share Repurchases and Capital Structure to Increase Stockholder Value

Reiterating Previously Provided 2026-2029 Financial Guidance

RAMSEY, N.J. and BOCA RATON, FL, February 25, 2026 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), a U.S. based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its fourth quarter and full year 2025 financial results and provided a business update.

“2025 marked a year of disciplined execution, record performance and meaningful strategic progress for ADMA, and we are entering 2026 with significant momentum,” said Adam Grossman, President and Chief Executive Officer of ADMA. “Record ASCENIV demand, strong prescriber adoption and broad payer access underscores the strength and durability of our commercial platform and the continued expansion of the IVIG end market. With ASCENIV still forecasted to be early in its penetration curve and driven by our vertically integrated manufacturing model and enhanced plasma supply visibility, we believe ADMA is well positioned to deliver outsized revenue growth, higher margins and increasing earnings power in the years ahead.”

“We exited 2025 having completed several foundational, value-enhancing initiatives,” Mr. Grossman continued. “Yield-enhanced production is now fully integrated into commercial operations, our plasma collection network has been strategically repositioned to improve margins and working capital efficiency, and our balance sheet continues to strengthen. With these drivers in place, we are confident in our ability to generate operating leverage and execute against both our near- and long-term targets, including achieving more than $1.1 billion in annual revenue and greater than $700 million in Adjusted EBITDA expected in 2029, representing approximately 20% and 30% compound annual growth rates, respectively.”

Financial Guidance and Long-Term Growth Outlook

•	FY 2026 total revenue expected to exceed $635 million

•	FY 2026 Adjusted Net Income expected to exceed $255 million

•	FY 2026 Adjusted EBITDA expected to exceed $360 million

•	FY 2027 total revenue expected to exceed $775 million

•	FY 2027 Adjusted Net Income expected to exceed $315 million

•	FY 2027 Adjusted EBITDA expected to exceed $455 million

•	Targeting greater than $1.1 billion in total annual revenue in fiscal year 2029, translating to at least $700 million in Adjusted EBITDA

Commercial and Operational Execution Driving Margin Growth

•
Appointment of Incoming Chief Financial Officer and Treasurer to Further Enhance Financial Strategy and Capital Allocation Discipline. ADMA announced the retirement of Brad Tade as Chief Financial Officer and Treasurer following a successful tenure that supported the Company’s transformation to sustained profitability. Terry Kohler has been appointed as the Company’s new Chief Financial Officer and Treasurer, bringing extensive public company experience and expertise in working capital optimization, cash generation, capital markets strategy, and disciplined financial execution. As ADMA enters an expected transformative year in anticipated margin growth and increasing cash flow, this transition is expected to continue financial strategy, reinforce operating rigor, and support long-term stockholder value creation. Mr. Tade will serve in a consulting capacity to support a structured transition through July 2026, ensuring continuity.

o
Mr. Kohler most recently served as CFO of OptiNose, Inc., where he helped guide the company through its acquisition by Paratek Pharmaceuticals, and also previously served as CFO of Verrica Pharmaceuticals. Mr. Kohler previously held senior financial leadership roles at Endo International, including Treasurer and Head of Corporate Development, as well as Vice President of U.S. Branded and Specialty Pharmaceuticals.

•
Commercial and Operational Execution Driving Margin Growth. ASCENIV utilization reached record highs exiting 2025, with full-year revenues increasing 51% year-over-year to $363 million, driven by robust demand and expanding prescriber adoption. This momentum is expected to continue into 2026, driven by broader payer coverage, a growing body of real-world evidence, and increasing confidence in long-term supply continuity. With ASCENIV still forecasted to be in the early stages of penetrating its total addressable market, the product is driven by a differentiated, patented supply and manufacturing platform. Year-end 2025 performance and 2026 year-to-date trends provide high confidence in sustained demand growth throughout 2026 and beyond.

•
Real-World Data Publications Reinforcing ASCENIV Differentiation and Adoption. Multiple independent 2025 real-world datasets further validated ASCENIV’s differentiated profile. Statistically significant infection reductions observed in investigator-initiated analyses continue to enhance physician confidence, support payer engagement, and expand medical education initiatives—key drivers of strong 2026 utilization.

o
A peer-reviewed study (Tan et al., ACAAI 2025; Clinical Immunology) demonstrated meaningful reductions in infections and hospitalizations in patients with primary or secondary immunodeficiencies who failed prior IVIG and transitioned to ASCENIV. Seventy-one percent of patients improved clinically, with the greatest impact observed within the first six months of treatment.

•
Durable Payer Coverage Supporting Consistent Patient Access. ASCENIV and BIVIGAM maintain broad and improving coverage across both commercial plans and Medicare Part B government reimbursement channels. These partnerships reinforce favorable positioning, consistent patient access, and strong provider confidence.

•
Strategic Plasma Network Actions Improve Supply Visibility and Capital Efficiency. In December 2025, ADMA reached an agreement to divest three plasma centers for $12 million while retaining seven plasma collection centers. Long-term supply agreements with the purchaser maintains diversity of ADMA’s high-titer plasma sources, and the Company remains on track to close the transaction in the first quarter of 2026. Third-party suppliers exceeded expectations in 2025, and new contracts now provide access to 280+ plasma collection centers—expected to materially improve ASCENIV’s long-term supply opportunity. We believe, together, these actions create a more flexible, capital-efficient supply model expected to deliver accretive cost savings beginning in 2026, expand total production capability, and support durable supply through the late 2030s and beyond.

•
Disciplined Commercial Execution Driving Operating Leverage. Focused field execution, expanded medical education, and recently commenced direct-to-patient initiatives are expected to accelerate demand utilization while maintaining cost discipline. This execution positions ADMA for continued operating leverage and margin growth throughout 2026 and beyond.

•
Improve Balance Sheet and Forecasted Cash Generation Growth. ADMA exited 2025 with approximately $88 million in cash, largely excluding proceeds from the plasma center divestiture, which remains on track to close in the first quarter of 2026. During 2026, ADMA expects strong cash generation, strategy-driven cost savings, and improved financial flexibility to support growth initiatives, balance sheet optimization, and stockholder returns.

•
Expanding Distribution Footprint to Broaden Reach and Upgrade Working Capital Efficiency. In the fourth quarter of 2025, ADMA executed a new authorized distribution agreement with McKesson Specialty for ASCENIV and BIVIGAM, expanding access to additional sites of care and patient populations. As this new partnership ramps up, the Company expects the expanded distribution platform to further optimize working capital dynamics, including improved accounts receivable performance and enhanced cash conversion. ADMA continues constructive discussions to further diversify distribution in 2026, supporting sustained product growth and operational efficiency.

•
Yield-Enhanced Production in Full Commercial Operation; 2026 a Step-Change Year. Yield-enhanced production has successfully transitioned into routine commercial execution in 2025 with continued FDA lot releases. Fiscal 2026 represents the first full year of yield-enhanced output, positioning ADMA for sustained gross margin growth and anticipated material increases in earnings power.

•
Pipeline Optionality Enrich Long-Term Upside. ADMA advanced SG-001 preclinical development in 2025 and plans to submit a pre-Investigational New Drug (IND) meeting package to the FDA in 2026, potentially enabling direct progression into a registrational trial. SG-001 is designed to deliver broad pneumococcal serotype coverage, including prevalent and emerging serotypes not fully addressed by currently available vaccines, consistent with prior Company communications. Management continues to view SG-001 as a potential $300–$500 million peak annual revenue opportunity, reinforcing long-term pipeline value.

Full Year 2025 Financial Results:

Total revenue for the year ended December 31, 2025 was $510.2 million, compared to $426.5 million for the year ended December 31, 2024, representing an increase of $83.7 million, or 20%. The increase was primarily driven by higher ASCENIV sales due to continued growth in physician, payer and patient adoption, partially offset by lower BIVIGAM and intermediates sales. Excluding the $12.6 million Medicaid rebate accrual adjustment recorded in 2024, total revenue increased by approximately $96.3 million, or 23%.

Gross profit for the year ended December 31, 2025 was $292.8 million, compared to $219.6 million in 2024, resulting in gross margin of 57.4% in 2025 compared to 51.5% the prior year. In fiscal 2026, ADMA expects continued mix shift toward higher-margin IVIG products and further gross margin improvement, reflecting the first full year of yield-enhanced production.

Research and development expenses for the year ended December 31, 2025 were $4.8 million, compared to $1.8 million in 2024, primarily reflecting investments in SG-001. Plasma center operating expenses were $4.8 million in 2025, compared to $4.2 million in 2024.

Selling, general and administrative expenses for the year ended December 31, 2025 were $91.6 million, compared to $74.1 million in 2024, primarily driven by higher compensation costs to support business and manufacturing growth, as well as increased insurance premiums, professional fees and software expenses.

GAAP net income for the year ended December 31, 2025 was $146.9 million, compared to $197.7 million for the year ended December 31, 2024. Net income for 2024 included an $84.3 million non-cash and non-recurring income tax benefit related to the release of our full valuation allowance on deferred tax assets.

Adjusted net income for the year ended December 31, 2025 was $160.8 million, compared to $119.2 million in 2024, representing growth of $41.6 million, or 35%.

Adjusted EBITDA for the year ended December 31, 2025 was $231.0 million, compared to $164.6 million in 2024, representing growth of $66.4 million, or 40%.

Fourth Quarter 2025 Financial Results:

Total revenue for the quarter ended December 31, 2025 was $139.2 million, representing an 18% year-over-year increase.

Gross profit for the quarter ended December 31, 2025 was $88.8 million, representing a 40% year-over-year increase and translating to 63.8% corporate gross margins.

GAAP net income for the quarter ended December 31, 2025 was $49.4 million, compared to $111.9 million for the quarter ended December 31, 2024. The decrease was primarily attributable to the $84.3 million non-cash and non-recurring income tax benefit recognized in the prior-year period related to the valuation allowance release.

Adjusted net income for the quarter ended December 31, 2025 was $52.6 million, representing 57% year-over-year growth.

Adjusted EBITDA for the quarter ended December 31, 2025 was $73.6 million, representing 52% year-over-year growth.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the United States Food and Drug Administration (FDA) in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes such as bacteria and viruses that safeguard against infection and disease. ASCENIV is protected by numerous issued patents in the United States and internationally and a wide range of patent applications worldwide. Certain data and other information about ASCENIV can be found by visiting www.asceniv.com. Information about ADMA and its products can be found on the Company’s website at www.admabiologics.com.

Additional Important Safety Information About ASCENIV™

WARNING: THROMBOSIS, RENAL DYSFUNCTION AND ACUTE RENAL FAILURE

Thrombosis may occur with immune globulin intravenous (IGIV) products, including ASCENIV. Risk factors may include: advanced age, prolonged immobilization, hypercoagulable conditions, history of venous or arterial thrombosis, use of estrogens, indwelling vascular catheters, hyperviscosity, and cardiovascular risk factors.

Renal dysfunction, acute renal failure, osmotic nephrosis, and death may occur with the administration of IGIV products in predisposed patients.

Renal dysfunction and acute renal failure occur more commonly in patients receiving IGIV products containing sucrose. ASCENIV does not contain sucrose.

For patients at risk of thrombosis, renal dysfunction or renal failure, administer ASCENIV at the minimum dose and infusion rate practicable. Ensure adequate hydration in patients before administration. Monitor for signs and symptoms of thrombosis and assess blood viscosity in patients at risk for hyperviscosity.

ASCENIV™ Contraindications:

History of anaphylactic or severe systemic reactions to human immunoglobulin.

IgA deficient patients with antibodies to IgA and a history of hypersensitivity.

ASCENIV™ Warnings and Precautions:

IgA-deficient patients with antibodies against IgA are at greater risk of developing severe hypersensitivity and anaphylactic reactions. Have medications such as epinephrine available to treat any acute severe hypersensitivity reactions. [4, 5.1]

Thrombotic events have occurred in patients receiving IGIV treatments. Monitor patients with known risk factors for thrombotic events; consider baseline assessment of blood viscosity for patients at risk of hyperviscosity. [5.2, 5.4]

In patients at risk of developing acute renal failure. monitor renal function, including blood urea nitrogen (BUN), serum creatinine, and urine output. [5.3, 5.9]

Hyperproteinemia, increased serum viscosity, and hyponatremia or pseudohyponatremia can occur in patients receiving IGIV treatment.

Aseptic meningitis syndrome (AMS) has been reported with IGIV treatments, especially with high doses or rapid infusion. [5.5]

Hemolytic anemia can develop subsequent to IGIV treatment. Monitor patients for hemolysis and hemolytic anemia. [5.6]

Monitor patients for pulmonary adverse reactions (Transfusion-related acute lung injury [TRALI]). If transfusion related acute lung injury is suspected, test the product and patient for antineutrophil antibodies. [5.7]

Because this product is made from human blood, it may carry a risk of transmitting infectious agents, e.g., viruses, and theoretically, the Creutzfeldt-Jakob disease (CJD) agent.

ASCENIV™ Adverse Reactions:

The most common adverse reactions to ASCENIV (≥5% of study subjects) were headache, sinusitis, diarrhea, gastroenteritis viral, nasopharyngitis, upper respiratory tract infection, bronchitis, and nausea

To report SUSPECTED ADVERSE REACTIONS, contact ADMA Biologics at (800) 458-4244 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.www.fda.gov/medwatch

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is a U.S.-based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. Additionally, ADMA is developing SG-001, a pre-clinical, investigative hyperimmune globulin targeting S. pneumonia. ADMA manufactures its immune globulin products and product candidates at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products and product candidates. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.www.admabiologics.com

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted EBITDA and Adjusted Net Income are useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted EBITDA and Adjusted Net Income as key performance measures because we believe that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted EBITDA, stock-based compensation or certain non-recurring items, and in the case of Adjusted Net Income, certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. Adjusted EBITDA and Adjusted Net Income should not be considered as measures of financial performance under GAAP, and the items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income/loss, cash flows from operations, or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. The estimated Adjusted EBITDA and Adjusted Net Income amounts included herein are preliminary and reconciliations cannot be produced at this time without unreasonable effort. The Company expects to provide a reconciliation of Adjusted EBITDA and Adjusted Net Income to the most comparable GAAP measure in its earnings release relating to the fourth quarter and full year 2025 audited financial results.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “position us,” “positioned,” “support,” “should,” “could,” “would,” “may,” “potential,” “opportunity” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s total revenue, Adjusted Net Income, Adjusted EBITDA, cash and cash flow, earnings and earnings potential, compound annual growth rate and margins guidance and related timing in connection therewith; our balance sheet, operating leverage and financial position; expected benefits from our new CFO appointment; our long-term plasma supply agreements and impact on both ASCENIV growth and overall financial performance; the recently announced divestiture of three of our plasma collection centers, including the timing for closing such transaction and expected financial and operational benefits; our commercial execution initiatives and intended financial benefits; our yield enhancement production process and its resulting impact on our financial operations; ASCENIV real-world outcomes data; payer coverage of our products; ASCENIV revenue growth, margins, earnings power, addressable market, demand and utilization; our product mix shift; expanding the distribution network and expected financial and operational benefits; [share repurchases or capital structuring;] ability to deliver stockholder value; and statements regarding SG-001, its regulatory filings and clinical trial timeline and revenue potential. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

(1) Adjusted Net Income is a non-GAAP financial measure. The estimated Adjusted Net Income amounts included herein are preliminary and reconciliations cannot be produced at this time without unreasonable effort. The Company expects to provide a reconciliation of Adjusted Net Income to the most comparable GAAP measure in its earnings release relating to the fourth quarter and full year 2025 audited financial results.

(2) Adjusted EBITDA is a non-GAAP financial measure. The estimated Adjusted EBITDA amounts included herein are preliminary and reconciliations cannot be produced at this time without unreasonable effort. The Company expects to provide a reconciliation of Adjusted EBITDA to the most comparable GAAP measure in its earnings release relating to the fourth quarter and full year 2025 audited financial results.

INVESTOR RELATIONS CONTACT:
Argot Partners | 212-600-1902 | ADMA@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$87,630	$103,147
Accounts receivable, net	158,429	49,999
Inventories	206,465	170,235
Prepaid expenses and other current assets	7,458	8,029
Assets held for sale	6,530	-
Total current assets	466,512	331,410
Property and equipment, net	65,057	54,707
Intangible assets, net	632	460
Goodwill	3,530	3,530
Deferred tax assets, net	73,261	84,280
Right-of-use assets	6,650	8,634
Deposits and other assets	8,600	5,657
TOTAL ASSETS	$624,242	$488,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,519	$20,219
Accrued expenses and other current liabilities	40,466	34,105
Current portion of long term debt	2,813	-
Current portion of lease obligations	1,096	1,218
Liabilities held for sale	2,647	-
Total current liabilities	$69,541	$55,542
Long-term debt	69,330	72,337
Deferred revenue, net of current portion	1,405	1,547
End of term fee	-	1,313
Lease obligations, net of current portion	6,646	8,561
Other non-current liabilities	-	360
TOTAL LIABILITIES	146,922	139,660

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, December, 31, 2025 239,793,566 issued and 237,874,496 shares outstanding:
December 31, 2024 236,620,545 issued and outstanding	24	24
Treasury stock, at cost, 1,919,070 and 0 shares as of December 31, 2025 and December 31, 2024, respectively	(32,090)	-
Additional paid-in capital	671,039	657,577
Accumulated deficit	(161,653)	(308,583)
TOTAL STOCKHOLDERS' EQUITY	477,320	349,018
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	624,242	488,678

ADMA BIOLOGICS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(In thousands, except share and per share data)
	Unaudited

REVENUES	$139,163	$117,549	$510,173	$426,454
Cost of product revenue	50,347	54,216	217,408	206,901
Gross profit	88,816	63,333	292,765	219,553

OPERATING EXPENSES:
Research and development	1,376	391	4,762	1,813
Plasma center operating expenses	1,126	1,277	4,836	4,245
Amortization of intangible assets	51	25	144	388
Selling, general and administrative	23,512	23,317	91,580	74,124
Total operating expenses	26,065	25,010	101,322	80,570

INCOME FROM OPERATIONS	62,751	38,323	191,443	138,983

OTHER INCOME (EXPENSE):
Interest income	487	598	1,871	2,097
Interest expense	(1,626)	(2,879)	(7,110)	(13,930)
Loss on extinguishment of debt	-	(1,243)	(3,336)	(1,243)
Other expense	(17)	(86)	(212)	(193)
Other expense, net	(1,155)	(3,610)	(8,787)	(13,269)

INCOME BEFORE INCOME TAXES	61,595	34,713	182,656	125,714

Income tax expense (benefit)	12,216	(77,183)	35,726	(71,959)

NET INCOME	$49,379	$111,896	$146,930	$197,673

BASIC EARNINGS PER COMMON SHARE	$0.21	$0.47	$0.62	$0.85
DILUTED EARNINGS PER COMMON SHARE	$0.20	$0.46	$0.60	$0.81

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	237,971,602	236,433,759	238,299,024	233,084,236
Diluted	243,854,484	245,900,655	244,904,640	243,342,466

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA (2)

	Three Months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(In thousands)
Net income	$49,379	$111,896	$146,930	$197,673
Depreciation	1,995	1,919	7,952	7,657
Amortization	51	25	144	388
Income tax expense (benefit)	12,216	(77,183)	35,726	(71,959)
Interest expense	1,626	2,879	7,110	13,930
EBITDA	65,267	39,536	197,862	147,689
Stock-based compensation	5,392	5,433	20,026	13,616
Voluntary Withdrawal and product replacements	2,214	-	6,215	-
Yield enhancement expense	114	2,064	1,810	2,064
Loss on extinguishment of debt	-	1,243	3,336	1,243
Non-recurring professional fees (a)	599	-	1,781	-
Adjusted EBITDA	$73,586	$48,276	$231,030	$164,612

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME (1)

	Three Months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(In thousands)
Net income	$49,379	$111,896	$146,930	$197,673
Deferred income tax benefit	-	(84,280)	-	(84,280)
Loss on extinguishment of debt (pre-tax)	-	1,243	3,336	1,243
Stock-based compensation modifications (pre-tax)	283	2,518	757	2,518
Yield Enhancement expense (pre-tax)	114	2,064	1,810	2,064
Voluntary Withdrawal and product replacements (pre-tax)	2,214	-	6,215	-
Non-recurring professional fees (pre-tax) (a)	599	-	1,781	-
Adjusted Net Income (b)	$52,589	$33,441	$160,829	$119,218

(a) Non-recurring professional fees represent incremental costs associated with a vendor change that we do not expect to incur in future periods and other one-time professional fees.

(b) Excludes estimated tax effect of the add-backs of $0.6 million $2.7 million for the three months and year ended December 31, 2025.

PRODUCT-LEVEL TOTAL REVENUE

	Year Ended December 31,
	2025	2024	Increase/ (Decrease)	Increase/ (Decrease) %
	(in thousands)
ASCENIV	$362,531	$239,594	$122,937	51
BIVIGAM	122,033	142,357	(20,324)	(14)
Intermediates and other products (1)	8,579	33,998	(25,419)	(75)
ADMA BioManufacturing	493,143	415,949	77,194	19

Plasma Collection Centers	17,030	10,505	6,525	62
Total Revenues	$510,173	$426,454	$83,719	20